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Carmike Cinemas
PRESS RELEASE


FOR IMMEDIATE RELEASE
January 4, 1995


                                        CONTACT:  John O. Barwick, III
                                                  Vice President - Finance
                                                  (706) 576-3400

                                                  Janice J. Kuntz
                                                  A. Brown-Olmstead Associates
                                                  (404) 659-0919

               CARMIKE CINEMAS SIGNS LETTER OF INTENT TO ACQUIRE
                       78 SCREENS IN GEORGIA AND FLORIDA

COLUMBUS, Georgia -- Carmike Cinemas (NYSE: CKE) today announced that it has signed a letter of intent to acquire a total of 78 screens from Floyd Theatres, Inc., a subsidiary of MasTec, Inc. (NASDAQ: MASX). The proposed acquisition will be a cash transaction and is expected to be completed in February.

Management noted that 15 of the screens to be acquired are located in southern Georgia, and the remaining 63 screens are primarily in central Florida. Upon completion of the acquisition, Carmike Cinemas will operate a total of 2,007 screens in 31 states.

Commenting on the announcement, Michael W. Patrick, president and chief executive officer, stated, "We continue to pursue complementary acquisitions in new and contiguous markets. The addition of the theatres will assist Carmike in further solidifying its dominant position as one of the largest motion picture exhibitors in the United States."

Carmike Cinemas, Inc. is the second largest motion picture exhibitor in the United States in terms of number of theatres and screens operated. The Company currently operates 445 theatres with an aggregate of 1,929 screens located in 31 states.